Exhibit 23.1



                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our name under the caption "Experts" and the inclusion in the Registration Statement on Form S-1 of Elite Pharmaceuticals, Inc., pertaining to shares of Common Stock of Elite Pharmaceuticals, Inc., issuable upon exercise of Class B Warrants and Class C Warrants, of our report dated June 8, 2004, except as it pertains to the fourth and fifth paragraphs of
Note 13 to the consolidated financial statements of Elite Pharmaceuticals, Inc., as of March 31, 2004 and the years ended March 31, 2004, 2003 and 2002 included therein, as to which the date is June 24, 2004.



                                           /s/ Miller, Ellin & Company, LLP
                                           --------------------------------
                                               Miller, Ellin & Company, LLP
                                               Certified Public Accountants

New York, New York
April 26, 2005